Exhibit 4.8

HOLDINGS GUARANTY AGREEMENT

THIS HOLDINGS GUARANTY AGREEMENT (this “Guaranty”), dated as of December 19, 2008, made by TRANSOCEAN LTD., a Swiss corporation registered in Zug, Switzerland (the “Guarantor”) and the sole shareholder of Transocean Inc., a Cayman Islands company (the “Borrower”), in favor of (i) the banks and other financial institutions that are parties to the Credit Agreement (as hereinafter defined) and each assignee thereof becoming a “Lender” as provided therein (the “Lenders”), and (ii) JPMorgan Chase Bank, N.A., in its capacity as administrative agent (the “Administrative Agent”) under the terms of the Credit Agreement;

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent have entered into a certain 364-Day Revolving Credit Agreement dated as of November 25, 2008 (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, and including all schedules, riders, and supplements thereto, the “Credit Agreement”; terms defined therein and not otherwise defined herein being used herein as therein defined);

WHEREAS, the Guarantor owns all of the outstanding shares of the Borrower;

WHEREAS, the Borrower and the Guarantor share an identity of interest as members of a consolidated group of companies engaged in substantially similar businesses;

WHEREAS, consummation of the transactions pursuant to the Credit Agreement has facilitated expansion and enhanced the overall financial strength and stability of the Borrower’s entire corporate group, including the Guarantor; and

WHEREAS, it is a requirement under Section 6.19(b)(i) of the Credit Agreement that the Guarantor execute and deliver this Guaranty, and the Guarantor desires to execute and deliver this Guaranty to satisfy such requirement;

NOW, THEREFORE, in consideration of the premises and in order to satisfy the requirements of the Credit Agreement, and for Ten Dollars ($10.00) and other good and valuable consideration, the Guarantor hereby agrees as follows:

SECTION 1. Guaranty. The Guarantor hereby irrevocably and unconditionally guarantees the punctual payment when due, in lawful money of the United States of America, whether at stated maturity, by acceleration or otherwise, of the Loans and all other Obligations owing by the Borrower to the Lenders, the Administrative Agent, or any of them, under the Credit Agreement, the Notes, and the other Credit Documents, including all renewals, extensions, modifications and refinancings thereof, now or hereafter owing, whether for principal, interest, fees, expenses or otherwise, and any and all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by the Lenders or the Administrative Agent in enforcing any rights under this Guaranty (collectively, the “Guaranteed Obligations”), including without limitation, all interest which, but for the filing of a petition in bankruptcy, would accrue on any principal portion of the Guaranteed Obligations. Any and all payments by the Guarantor hereunder shall be made free and clear of and without deduction for any set-off, counterclaim, or withholding so that, in each case, each Guaranteed Party will receive, after giving effect to any taxes (excluding taxes imposed on overall net income of the Guaranteed Party and the other taxes excluded pursuant to Section 3.3(a)(i)-(v) of the Credit Agreement to the same extent as excluded pursuant to the Credit Agreement), the full amount that it would otherwise be entitled to receive with respect to the Guaranteed Obligations (but without duplication of amounts for taxes already included in the Guaranteed Obligations). The Guarantor acknowledges and agrees that this is a guarantee of payment when due, and not of collection, and that this Guaranty may be enforced up to the full amount of the Guaranteed Obligations without proceeding against the Borrower, against any security for the Guaranteed Obligations, or under any other guaranty covering any portion of the Guaranteed Obligations.

SECTION 2. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Guaranteed Party with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation, the following (whether or not the Guarantor consents thereto or has notice thereof):

(a) any change in the time, place or manner of payment of, or in any other term of, all or any of the Guaranteed Obligations, any waiver, indulgence, renewal, extension, amendment or modification of or addition, consent or supplement to or deletion from or any other action or inaction under or in respect of the Credit Agreement or the other Credit Documents, or any other documents, instruments or agreements relating to the Guaranteed Obligations or any other instrument or agreement referred to therein or any assignment or transfer of any thereof;

(b) any lack of validity or enforceability of the Credit Agreement or the other Credit Documents, or any other document, instrument or agreement referred to therein or any assignment or transfer of any thereof;

(c) any furnishing to the Guaranteed Parties of any additional security for the Guaranteed Obligations, or any sale, exchange, release or surrender of, or realization on, any security for the Guaranteed Obligations;

(d) any settlement or compromise of any of the Guaranteed Obligations, any security therefor, or any liability of any other party with respect to the Guaranteed Obligations, or any subordination of the payment of the Guaranteed Obligations to the payment of any other liability of the Borrower;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Guarantor or the Borrower, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f) any nonperfection of any security interest or lien on any collateral, or any amendment or waiver of or consent to departure from any guaranty or security, for all or any of the Guaranteed Obligations;

(g) any application of sums paid by the Borrower or any other Person with respect to the liabilities of the Borrower to the Guaranteed Parties, regardless of what liabilities of the Borrower remain unpaid;

(h) any act or failure to act by any Guaranteed Party which may adversely affect the Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty; and

(i) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor.

If claim is ever made upon any Guaranteed Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations, and any Guaranteed Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Guaranteed Party or any of its property, or (b) any settlement or compromise of any such claim effected by the Guaranteed Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, the other Credit Documents, or any other instrument evidencing any liability of the Borrower, and the Guarantor shall be and remain liable to the Guaranteed Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Guaranteed Party.

SECTION 3. Waiver. The Guarantor hereby waives notice of acceptance of this Guaranty, notice of any liability to which it may apply, and further waive presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Guaranteed Parties against, and any other notice to, the Borrower or any other party liable with respect to the Guaranteed Obligations (including any other Person executing a guaranty of the obligations of the Borrower).

SECTION 4. Subrogation. The Guarantor shall not exercise any rights against the Borrower which it may acquire by way of subrogation, by any payment made hereunder or otherwise, until all the Guaranteed Obligations shall have been irrevocably paid in full and the Credit Agreement shall have been irrevocably terminated. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. If (i) the Guarantor shall make payment to the Guaranteed Parties of all or any part of the Guaranteed Obligations and (ii) all the Guaranteed Obligations shall be irrevocably paid in full and the Credit Agreement irrevocably terminated, the Guaranteed Parties will, at the Guarantor’s request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Guarantor.

SECTION 5. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing executed by the Administrative Agent.

SECTION 7. Notices. All notices and other communications provided for hereunder shall be given in the manner specified in the Credit Agreement (i) in the case of the Administrative Agent, at the address specified for the Administrative Agent in the Credit Agreement, and (ii) in the case of the Guarantor, at the respective address specified for the Guarantor in this Guaranty.

SECTION 8. No Waiver; Remedies. No failure on the part of the Administrative Agent or other Guaranteed Parties to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other further notice or demand in any similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or other Guaranteed Parties to any other or further action in any circumstances without notice or demand. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9. Right Of Set Off. In addition to and not in limitation of all rights of offset that the Administrative Agent or other Guaranteed Parties may have under applicable law, the Administrative Agent or other Guaranteed Parties shall, upon the occurrence of any Event of Default and whether or not the Administrative Agent or other Guaranteed Parties have made any demand or the Guaranteed Obligations are matured, have the right to appropriate and apply to the payment of the Guaranteed Obligations, all deposits of the Guarantor (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by the Administrative Agent or other Guaranteed Parties to the Guarantor, whether or not related to this Guaranty or any transaction hereunder.

SECTION 10. Continuing Guaranty; Transfer Of Obligations. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty and the termination of the Credit Agreement, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Administrative Agent, for the benefit of the Guaranteed Parties.

SECTION 11. Governing Law; Appointment Of Agent For Service Of Process; Submission To Jurisdiction; Waiver of Jury Trial.

(a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR OTHERWISE RELATED HERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, THE GUARANTOR HEREBY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THE AFORESAID COURTS SOLELY FOR THE PURPOSE OF ADJUDICATING ITS RIGHTS OR THE RIGHTS OF THE ADMINISTRATIVE AGENT AND OTHER GUARANTEED PARTIES WITH RESPECT TO THIS GUARANTY OR ANY DOCUMENT RELATED HERETO. THE GUARANTOR HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM, 111 8TH AVENUE, NEW YORK, NEW YORK 10011, AS THE DESIGNEE, APPOINTEE AND AGENT OF THE GUARANTOR TO RECEIVE, FOR AND ON BEHALF OF THE GUARANTOR, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY DOCUMENT RELATED HERETO AND SUCH SERVICE SHALL BE DEEMED COMPLETED THIRTY DAYS AFTER MAILING THEREOF TO SAID AGENT. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO THE GUARANTOR AT ITS ADDRESS SET FORTH HEREIN, BUT THE FAILURE OF THE GUARANTOR TO RECEIVE SUCH COPY SHALL NOT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. IF FOR ANY REASON SERVICE OF PROCESS CANNOT PROMPTLY BE MADE ON EITHER SUCH LOCAL AGENT, THE GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED

ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS IN RESPECT OF THIS GUARANTY OR ANY DOCUMENT RELATED THERETO. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE GUARANTOR IN ANY OTHER JURISDICTION.

(c) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT OR ANY MATTER ARISING IN CONNECTION HEREUNDER OR THEREUNDER.

(d) THE GUARANTOR AND EACH OF THE GUARANTEED PARTIES IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.7 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY SUCH PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.

SECTION 12. Borrower Activities and Use of Proceeds.

(a) The Guarantor will:

(1) ensure that the Borrower maintains its incorporation, day-to-day management and all board of directors meetings of the Borrower outside of Switzerland;

(2) not permit the Borrower to use the proceeds of Loans made available to the Borrower under the Credit Agreement for any financing activities in Switzerland (other than dividends distributions, equity contributions and other activities as described in clauses (iii), (iv) and (v) below) or for any other purpose that would cause payments under the Credit Agreement or other Credit Documents to be subject to Swiss withholding taxes or Swiss issuance stamp taxes; and

(3) not permit any direct or indirect flow-back of proceeds of Loans made available to the Borrower under the Credit Agreement to the Guarantor or any Subsidiary of the Guarantor organized in Switzerland (each a “Swiss Group Company”), it being understood for purposes of interpreting this clause (3), that

(i) a direct flow-back will be deemed to occur if the Borrower grants a loan or other extension of credit to a Swiss Group Company from the proceeds of Loans made available to the Borrower under the Credit Agreement;

(ii) an indirect flow-back will be deemed to occur if the Borrower first transfers proceeds of Loans made available to the Borrower under the Credit Agreement to one or more other Subsidiaries or other Persons, which would then make such proceeds of Loans available to a Swiss Group Company through a loan or other extension of credit;

(iii) equity contributions of rigs, financed with proceeds of Loans made available to the Borrower under the Credit Agreement, made to Swiss Group Companies for the purpose of leasing such equipment to lessees outside Switzerland will not be deemed to be an unpermitted flow-back of such proceeds to such Swiss Group Companies;

(iv) future dividend distributions from the Borrower to the Guarantor will not be deemed to be an unpermitted flow-back of funds to the Guarantor or other Swiss Group Company; and

(v) notwithstanding the provisions in clauses (i) and (ii) above, to the extent that the Guarantor has furnished to the Administrative Agent, with respect to any proposed use of proceeds of Loans to be made available to the Borrower under the Credit Agreement, a tax ruling or a tax opinion, or other evidence satisfactory to the Administrative Agent that such use would not result in any payments under the Credit Agreement or other Loan Documents being subject to any Swiss withholding tax or Swiss issuance stamp tax, then such use will not be deemed to be an unpermitted flow-back of proceeds of Loans;

provided, however, that if as a result of any change in applicable Swiss tax laws or regulations or any rulings or interpretations thereof, any uses of proceeds of Loans made available to the Borrower under the Credit Agreement described in clauses (iii), (iv) or (v) above are of a type determined to be unpermitted flow-back of such proceeds, then in such event the Guarantor shall not permit any such use of proceeds to be effected.

(b) The Guarantor shall give the Administrative Agent prompt written notice if the Guarantor becomes aware that any payments under the Credit Agreement or other Credit Documents have become subject to Swiss withholding tax or Swiss issuance stamp tax. If any determination is made that any such payments have become subject to Swiss withholding tax or Swiss issuance stamp tax (such determination to be deemed to have occurred upon (i) the Guarantor’s giving of such notice to the Administrative Agent pursuant to the preceding sentence, (ii) the Administrative Agent receiving notice thereof from any Swiss tax or other governmental authorities, or any opinion to such effect from Swiss tax counsel or accounting firm, or (iii) the failure of the Guarantor to provide, at least quarterly, a certification to the effect that no such payments have become subject to Swiss withholding tax or Swiss issuance stamp tax), then in such event at the written request of the Administrative Agent, the Guarantor shall ensure that the Borrower establishes and maintains at all times with the Administrative Agent a cash collateral account in an amount sufficient to pay all such taxes that the Administrative Agent determines may become payable for a period of the following three months, pursuant to such collateral account documentation as the Administrative Agent may reasonably require. The Guarantor acknowledges that the failure of the Borrower to have established such cash collateral account within fifteen (15) Business Days after such request by the Administrative Agent shall constitute an Event of Default under the terms of the Credit Agreement. Any funds so held in such cash collateral account shall be subject to release by the Administrative Agent upon its receipt of a tax ruling, tax opinion or other evidence satisfactory to the Administrative Agent to the effect that no payments under the Credit Agreement or other Credit Documents remain subject to Swiss withholding tax or Swiss issuance stamp tax with respect to such funds.

SECTION 13. Judgment Currency. The Guarantor’s obligation hereunder to make payments shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than U.S. Dollars, except to the extent that such tender or recovery results in the effective receipt by the Guaranteed Parties of the full amount of U.S. Dollars expressed to be payable under this Guaranty or the Credit Agreement. If for the purpose of obtaining or enforcing judgment against the Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than U.S. Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in U.S. Dollars, the conversion shall be made in accordance with Section 10.18 of the Five-Year Revolver Agreement.

SECTION 14. Automatic Acceleration in Certain Events. Upon the occurrence of an Event of Default specified in Section 7.1(f) or (g) of the Credit Agreement, all Guaranteed Obligations shall automatically become immediately due and payable by the Guarantor, without notice or other action on the part of the Administrative Agent or other Guaranteed Parties, and regardless of whether payment of the Guaranteed Obligations by the Borrower has then been accelerated.

SECTION 15. Credit Agreement.

(a) The Guarantor hereby represents and warrants as to itself and its Subsidiaries that all representations and warranties relating to it and its Subsidiaries contained in Article 5 of the Credit Agreement are true and correct.

(b) The Guarantor hereby agrees to observe and perform, and to cause its Subsidiaries to observe and perform, all requirements, covenants, agreements, and other obligations applicable to the Guarantor or such Subsidiaries pursuant to the Credit Agreement in accordance with the terms thereof, including without limitation, the provisions of Sections 3.3(e), 10.6 and 10.14 of the Credit Agreement.

SECTION 16. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantor may have under applicable law (but subject to Section 4 hereof), the Borrower agrees that (i) in the event a payment shall be made on behalf of the Borrower by the Guarantor hereunder, the Borrower shall indemnify the Guarantor for the full amount of such payment and the Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment, and (ii) in the event any assets of the Guarantor shall be sold to satisfy a claim of any Guaranteed Party hereunder, the Borrower shall indemnify the Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 17. Information. The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that none of the Guaranteed Parties will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 18. Survival of Agreement. All agreements, representations and warranties made herein shall survive the execution and delivery of this Guaranty, the Credit Agreement, the making of the Borrowings, and the execution and delivery of the Notes and the other Credit Documents.

SECTION 19. Counterparts. This Guaranty and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

SECTION 20. Currency of Payment. All payments to be made by the Guarantor hereunder shall be made in U.S. Dollars and, in the case of any required conversion of any currency, shall be determined, and the related amounts calculated, in the manner provided in Section 10.18 of the Five-Year Revolving Credit Agreement.

IN WITNESS WHEREOF, the Guarantor and the Administrative Agent have caused this Guaranty to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

Address for Notices:	TRANSOCEAN LTD.

Transocean Ltd.	By:	/s/ Chipman Earle
Blandonnet International Business Center		Name:	Chipman Earle
Building F, 7th Floor Chemin de Blandonnet		Title:	Associate General Counsel and Corporate Secretary
Vernier, Switzerland
CH-1214

JPMORGAN CHASE BANK, N.A.
(“Administrative Agent”)

	By:	/s/ Helen A. Carr
		Name:	Helen A. Carr
		Title:	Managing Director

SECTIONS 12 AND 16 OF THE

FOREGOING GUARANTY

ACKNOWLEDGED AND

AGREED TO:

TRANSOCEAN INC.

By:	/s/ Chipman Earle
	Name:	Chipman Earle
	Title:	Vice President and Secretary